Exhibit 2(c)
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
As of 31 March 2023, National Grid plc (the Company, National Grid, we, us, and our) had the following securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (the Exchange Act):

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Ordinary Shares of 12 204/473 pence each American Depositary Shares, each representing five	NG NGG	The New York Stock Exchange* The New York Stock Exchange
Preferred Stock ($100 par value-cumulative) – 3.90% Series	NMK PR C	The New York Stock Exchange
Preferred Stock ($100 par value-cumulative) – 3.60% Series	NMK PR B	The New York Stock Exchange

*	Not for trading, but only in connection with the registration of American Depositary Shares representing Ordinary Shares pursuant to the requirements of the Securities and Exchange Commission.
Our ordinary shares, nominal value of 12 204/473 pence (“Ordinary Shares”), are listed on the premium segment of the main market of the London Stock Exchange plc (the “LSE”). American Depositary Shares (“ADSs”) are available through an American Depositary Receipt program established pursuant to a deposit agreement (the “Deposit Agreement”) that we entered into with Bank of New York Mellon, as depositary (the “Depositary”). ADSs, each representing five Ordinary Shares, are listed on the New York Stock Exchange, traded under the symbol NGG, and are registered under Section 12(b) of the Exchange Act. In connection with this listing (but not for trading), the Ordinary Shares are registered under Section 12(b) of the Exchange Act. The following contains a description of the rights of (i) holders of the Ordinary Shares, (ii) holders of the Preferred Shares, and (iii) ADS holders.
The following summary is subject to and is qualified in its entirety by National Grid’s Articles of Association and by English law which is an exhibit to our Annual Report and Accounts on Form 20-F filed with the SEC on 6 June 2022. This is not a summary of all of the significant provisions of the Articles of Association or of English law and does not purport to be complete. Capitalised terms used but not defined herein have the meanings given to them in National Grid’s annual report on Form 20-F for the fiscal year ended 31 March 2023 (the “Annual Report”), and in the Deposit Agreement, which is an exhibit to our registration statement on Form F-6 filed with the SEC on 15 May 2013.

ITEMS 9 & 10 – ORDINARY SHARES

Item 9.A.3 Pre-emptive rights
Under English law, PLC is not permitted to allot shares for cash without first offering those shares to existing shareholders in proportion to their existing holdings. However, at each general meeting, shareholder approval is granted to allot shares of up to one third of the Company’s share capital. Such shareholder approval was given at the 2022 AGM. The Directors are seeking this same level of authority at the 2023 AGM and currently expect to do so in future years. The Directors consider that the Company will have sufficient flexibility with this level of authority to respond to market developments and that this authority is in line with investor guidelines.
Item 9.A.5 Type and class of securities
(a) Description of securities
National Grid’s ordinary shares are listed on the London Stock Exchange Limited and have a nominal value of 12 204∕473 pence. As of 31 March 2023, the total number of outstanding ordinary shares was 3,930,371,661. National Grid’s ordinary shares are issued in registered form.
(b) Arrangements for transfer and any restrictions on the free transferability of the shares
There are no restrictions on the transfer or sale of ordinary shares. Some of the Company’s employee share plans, details of which are contained in the Directors’ Remuneration Report, include restrictions on the transfer of shares while the shares are subject to the plan. Where, under an employee share plan operated by the Company, participants are the beneficial owners of the shares but not the registered owner, the voting rights may be exercised by the registered owner at the direction of the participant. Treasury shares do not attract a vote or dividends.
Item 9.A.6 Limitations or qualifications
Subject to applicable provisions of English law, the rights attached to any class of shares of National Grid may be varied or cancelled. This must be with the written consent of the holders of three quarters in nominal value of the issued shares of that class, or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.
Item 9.A.7 Other rights
Not applicable.
Item 10.B.3 Shareholder rights
(a) Dividends and payments to shareholders
National Grid may not pay any dividend otherwise than out of profits available for distribution under the Companies Act 2006 and other applicable provisions of English law. In addition, as a public company, National Grid may only make a distribution if, at the time of the distribution, the amount of its net assets is not less than the aggregate of its called-up share capital and undistributable reserves (as defined in the Companies Act 2006) and to the extent that the distribution does not reduce the amount of those assets to less than that aggregate. Ordinary shareholders and American Depositary Share (ADS) holders receive dividends.
Subject to these points, shareholders may, by ordinary resolution, declare dividends in accordance with the respective rights of the shareholders, but not exceeding the amount recommended by the Board. The Board may pay interim dividends if it considers that National Grid’s financial position justifies the payment. Any dividend or interest unclaimed for 12 years from the date when it was declared or became due for payment will be forfeited and revert to National Grid.
(b) Voting Rights
Subject to any rights or restrictions attached to any shares and to any other provisions of the Articles, at any general meeting on a show of hands, every shareholder who is present in person will have one vote and, on a poll, every shareholder will have one vote for every share they hold. On a show of hands or poll, shareholders may cast votes either personally or by proxy. A proxy need not be a shareholder. Under the Articles, all substantive resolutions at a general meeting must be decided on a poll. Ordinary shareholders and ADS holders can vote at general meetings.

(c) Rights to share in the company’s profits
See “—(a) Dividends and payments to shareholders”.
(d) Rights to share in any surplus in the event of liquidation
In a winding up, a liquidator may (in each case with the sanction of a special resolution passed by the shareholders and any other sanction required under English law): (a) divide among the shareholders the whole or any part of National Grid’s assets (whether the assets are of the same kind or not); the liquidator may, for this purpose, value any assets and determine how the division should be carried out as between shareholders or different classes of shareholders, or (b) transfer any part of the assets to trustees on trust for the benefit of the shareholders as the liquidator determines. In neither case will a shareholder be compelled to accept assets upon which there is a liability.
(e) Redemption provisions
Not applicable.
(f) Sinking fund provisions
Not applicable.
(g) Liability to further capital calls by the Company
Not applicable.
(h) Any provision discriminating against any existing or prospective holder of the ordinary shares as a result of such shareholder owning a substantial number of shares
Not applicable.
Item 10.B.4. Changes to shareholder rights
Amendments to National Grid’s Articles of Association
Amendments to the Articles have to be approved by at least 75% of those voting at a general meeting of the Company.
Variation of Rights
Subject to applicable provisions of English law, the rights attached to any class of shares of National Grid may be varied or cancelled. This must be with the written consent of the holders of three quarters in nominal value of the issued shares of that class, or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class.
Item 10.B.6 Limitations
There are no restrictions under the Articles that would limit the rights to hold ordinary shares.
There are no limitations on the right to hold or exercise voting rights on the PLC Ordinary Shares under English law.
Item 10.B.7 Change in control
The Articles of Association do not contain any provisions that would have the effect of delaying, deferring or preventing a change in control of the company and that would operate only with respect to a merger, acquisition of corporate restructuring involving the company (or any of its subsidiaries).
Item 10.B.8 Disclosure of shareholdings
Under the Companies Act 2006, National Grid may, by written notice, require a person whom it has reasonable cause to believe to be or to have been, in the last three years, interested in its shares to provide additional information relating to that interest. Under the Articles, failure to provide such information may result in a shareholder losing their rights to attend, vote or exercise any other right in relation to shareholders’ meetings.
Under the UK Disclosure Guidance and Transparency Rules (DTR) sourcebook, there is also an obligation on a person who acquires or ceases to have a notifiable interest in shares in National Grid to notify the Company of that fact. The disclosure threshold is 3% and disclosure is required each time the person’s direct and indirect holdings reach, exceed or fall below each 1% threshold thereafter.
The UK City Code on Takeovers and Mergers imposes strict disclosure requirements regarding dealings in the securities of an offeror or offeree company, and also on their respective associates, during the course of an offer period. Other regulators in the UK, US and elsewhere may have, or assert, notification or approval rights over acquisitions or transfers of shares.
Item 10.B.9 Differences in the law
With respect to Items 10.B.2 to 10.B.8, there are no significant differences between the laws applicable to National Grid and United States federal law.
Item 10.B.10 Conditions imposed by the memorandum and articles of association governing changes in the capital (where more stringent than by law)
The requirements imposed by National Grid’s Articles of Association governing changes in capital are not more stringent than is required by law.

ITEMS 9 & 10 – PREFERRED STOCK
Item 9.A.3 Pre-emptive rights
Not applicable.
Item 9.A.5 Type and class of securities
(a) Description of securities
National Grid’s cumulative 3.60% preferred shares (the “3.60% Preferred Shares”), issued by Niagara Mohawk Power Corporation (“Niagara Mohawk”), a 100% owned subsidiary of National Grid, are listed on the New York Stock Exchange Limited, have a nominal value of U.S.$100, and are fully and unconditionally guaranteed by National Grid pursuant to terms of a Preferred Stock Guaranty dated October 29, 2007. As of 31 March 2023, the total number of outstanding 3.60% Preferred Shares was 137,152.
National Grid’s cumulative 3.90% preferred shares (the “3.90% Preferred Shares”, and together with the 3.60% Preferred Shares, the “Preferred Shares”), issued by Niagara Mohawk are listed on the New York Stock Exchange Limited, have a nominal value of U.S.$100, and are fully and unconditionally guaranteed by National Grid pursuant to terms of a Preferred Stock Guaranty dated October 29, 2007. As of 31 March 2023, the total number of outstanding 3.90% Preferred Shares was 95,171.
National Grid’s Preferred Shares are issued in registered form.
(b) Arrangements for transfer and any restrictions on the free transferability of the shares
There are no restrictions on the transfer or sale of the Preferred Shares.
Item 9.A.6 Limitations or qualifications
See “10.B.3 Shareholder rights— (b) Voting rights”.
Additionally, the Preferred Shares are not convertible into or exchangeable for other securities of the company.
Item 9.A.7 Other rights
Not applicable.
Item 10.B.3 Shareholder rights
(a) Dividends and payments to shareholders
Holders of the 3.60% Preferred Shares are entitled to receive when, as and if declared by the board of directors, cumulative dividends at the annual rate of 3.60% payable quarterly on January 1, April 1, July 1 and October 1. All dividends accrued on the preferred stock shall be fully paid, or declared and set apart for payment, before any dividends can be paid on the common stock. Accruals of dividends do not bear interest.
Holders of the 3.90% Preferred Shares are entitled to receive when, as and if declared by the board of directors, cumulative dividends at the annual rate of 3.90% payable quarterly on February 1, May 1, August 1 and November 1. All dividends accrued on the preferred stock shall be fully paid, or declared and set apart for payment, before any dividends can be paid on the common stock. Accruals of dividends do not bear interest.
(b) Voting Rights
3.60% Preferred Shares
The majority vote of the total number of the outstanding 3.60% Preferred Shares is required for the company to (i) subject to exceptions including a 10% de threshold of the aggregate of the outstanding secured indebtedness and the capital and surplus of the company, issue any unsecured notes or other form of unsecured indebtedness, subject to exceptions, ranking prior to or pari passu with the holders of the 3.60% Preferred Shares; or ii) subject to exceptions, consolidate with or into any other corporation or corporations.
Two-thirds vote of the total number of outstanding 3.60% Preferred Shares is required for the company to (i) create or authorize any kind of stock ranking prior to the 3.60% Preferred Shares with respect to the payment of dividends or upon the dissolution, liquidation or winding up of the company, whether involuntary or voluntary, or create or authorize any obligation or security convertible into shares of any such kind, (ii) issue any additional shares of any series of the 3.60% Preferred Shares or any shares ranking on a parity with it, unless certain conditions are met with respect to, among other conditions, either (a) the shares so to be issued or reissued are issued or reissued in connection with the redemption of, or in exchange for, at least an equal number of shares of the preferred stock 5% series, or (b) the consolidated income of the company, (iii) amend, alter, change or repeal any of the express terms of the 3.60% Preferred Shares so as to affect the holders thereof adversely, (iv) permit any subsidiary to issue any shares of preferred stock so as to affect the holders thereof adversely, (v) sell any shares of preferred stock of any subsidiary unless at the same time the company sells all shares of every class of stock of such subsidiary owned by it, or (vi) make any payment or distribution out of capital or capital surplus (other than dividends payable in stock ranking junior to the 3.60% Preferred Shares) to any holder of any stock ranking junior to the 3.60% Preferred Shares.
So long as any shares of the 3.60% Preferred Shares are outstanding, the company shall not classify or reclassify outstanding shares of any series of the 3.60% Preferred Shares so as to affect the holders of any series adversely without the consent of the holders of record of two-thirds of the total number of shares of each such series so affected adversely then outstanding.
Holders of the 3.60% Preferred Shares are not entitled to vote at any shareholders or election of the company, unless the outstanding dividends payable on the 3.60% Preferred Shares is in default in an aggregate amount equivalent to four full quarterly dividends, in which case the holders of the 3.60% Preferred Shares, voting separately as one class, are entitled to elect a majority of the board of directors. In such case, each holder of the 3.60% Preferred Shares is entitled to as many votes as that which equals the number of votes which (except for the provision as to cumulative voting) they would be entitled to cast for the election of directors with respect to their shares of stock multiplied by the number of directors to be elected by the holders of the 3.60% Preferred Shares. Such right terminates when the dividends have been paid in full, or declared and set apart for payment.
3.90% Preferred Shares
The majority vote of the total number of the outstanding 3.90% Preferred Shares is required for the company to (i) subject to exceptions including a 10% de threshold of the aggregate of the outstanding secured indebtedness and the capital and surplus of the company, issue any unsecured notes or other form of unsecured indebtedness, subject to exceptions, ranking prior to or pari passu with the holders of the 3.90% Preferred Shares; or ii) subject to exceptions, consolidate with or into any other corporation or corporations.
Two-thirds vote of the total number of outstanding 3.90% Preferred Shares is required for the company to (i) create or authorize any kind of stock ranking prior to the 3.90% Preferred Shares with respect to the payment of dividends or upon the dissolution, liquidation or winding up of the company, whether involuntary or voluntary, or create or authorize any obligation or security convertible into shares of any such kind, (ii) issue any additional shares of any series of the 3.90% Preferred Shares other than a maximum of 240,000 shares of the first series, or any shares ranking on a parity with it, unless certain conditions are met with respect to, among other conditions, the consolidated income of the company, or (iii) amend, alter, change or repeal any of the express terms of the 3.90% Preferred Shares so as to affect the holders thereof adversely.
So long as any shares of the 3.90% Preferred Shares are outstanding, the company shall not classify or reclassify outstanding shares of any series of the 3.90% Preferred Shares so as to affect the holders of any series adversely without the consent of the holders of record of two-thirds of the total number of shares of each such series so affected adversely then outstanding.
Holders of the 3.90% Preferred Shares are not entitled to vote at any shareholders or election of the company, unless the outstanding dividends payable on the 3.90% Preferred Shares is in default in an aggregate amount equivalent to four full quarterly dividends, in which case the holders of the 3.90% Preferred Shares, voting separately as one class, are entitled to elect a majority of the board of directors. In such case, each holder of the 3.90% Preferred Shares is entitled to as many votes as that which equals the number of votes which (except for the provision as to cumulative voting) they would be entitled to cast for the election of directors with respect to their shares of stock multiplied by the number of directors to be elected by the holders of the 3.90% Preferred Shares. Such right terminates when the dividends have been paid in full, or declared and set apart for payment.
(c) Rights to share in the company’s profits
See “—(a) Dividends and payments to shareholders”.
(d) Rights to share in any surplus in the event of liquidation
Upon any dissolution, liquidation or winding up of the company, whether voluntary or involuntary, the holders of the Preferred Shares are entitled to receive out of the net assets of the company, the sums per share fixed for the shares of the respective series and payable upon such dissolution, liquidation or winding up, plus accrued dividends, whether or not earned or declared, before any distribution of the assets of the company is made to the holders of the common stock; or a ratable amount if the distributable assets are insufficient.

The holders of the 3.60% Preferred Shares are entitled to receive U.S.$104.85 per share if voluntary, and U.S.$100 per share if involuntary, dissolution, liquidation or winding up of the company, plus in each case, the dividends accrued and unpaid thereon, whether or not earned or declared.
The holders of the 3.90% Preferred Shares are entitled to receive U.S.$105 per share if voluntary, and U.S.$100 per share if involuntary, dissolution, liquidation or winding up of the company, plus in each case, the dividends accrued and unpaid thereon, whether or not earned or declared.
(e) Redemption provisions
The preferred shares are redeemable at the option of the board of directors of Niagara Mohawk, either as a whole or in part, at any time at a redemption price of U.S.$104.85 per share in the case of the 3.60% Preferred Shares, and U.S.$106 per share in the case of the 3.90% Preferred Shares, plus an amount equal to the dividends accrued and unpaid thereon to the date fixed for redemption, whether or not earned or declared.
(f) Sinking fund provisions
Not applicable.
(g) Liability to further capital calls by the Company
Not applicable.
(h) Any provision discriminating against any existing or prospective holder of the preferred shares as a result of such shareholder owning a substantial number of shares
Not applicable.
Item 10.B.4. Changes to shareholder rights
See “10.B.3 Shareholder rights— (b) Voting rights”.
Item 10.B.6 Limitations
Not applicable.
Item 10.B.7 Change in control
Not applicable.
Item 10.B.8 Disclosure of shareholdings
Not applicable.
Item 10.B.9 Differences in the law
With respect to Items 10.B.2 to 10.B.8, there are no significant differences between the laws applicable to National Grid and United States federal law.
Item 10.B.10 Conditions imposed by the memorandum and articles of association governing changes in the capital (where more stringent than by law)
The requirements imposed by Niagara Mohawk’s certificate of incorporation governing changes in capital are not more stringent than is required by law.

ITEM 12
Item 12.A Debt Securities
Not applicable.

Item 12.B Warrants and Rights
Not applicable.

Item 12.C Other Securities
Not applicable.

Item 12.D.1 American Depositary Shares – Name and Address
The Depositary is the Bank of New York Mellon. The Depositary’s address is PO Box 505000, Louisville, KY, United States, 40233-5000.

Item 12.D.2 American Depositary Shares
References used but not defined in this Item 12.D.2 are to the relevant section provision of the Deposit Agreement.

(a) Amount of deposited securities represented by one unit of American depositary receipts
Each American Depositary Shares represents five ordinary shares.

(b) Procedure for voting the deposited securities
As soon as practicable after receipt of notice of any meeting at which the holders of Deposited Securities are entitled to vote, or of solicitation of consents or proxies from holders of Deposited Securities, the Depositary shall, in accordance with Section 4.06 of the Deposit Agreement, fix the Voting Record Date in respect of such meeting or solicitation.
The Depositary or, if the Company so determines, the Company shall mail to Owners of record on such Voting Record Date: (a) such information as is contained in such notice of meeting or in the solicitation materials, (b) a Receipt proxy card in a form prepared by the Depositary, after consultation with the Company, (c) a statement that each Owner of Record at the close of business on the Voting Record Date will be entitled, subject to any applicable law, the Company’s Articles of Association and the provisions of or governing the Deposited Securities, either (i) to use such Receipt proxy card at that meeting as written evidence of the appointment of that Owner in accordance with this Section in order to attend, vote and speak at such meeting solely with respect to the Shares or other Deposited Securities represented by American Depositary Shares evidenced by such Owner’s Receipts or (ii) as the agent of the Depositary (or its nominee) to appoint any other person as proxy solely with respect to the Shares or other Deposited Securities represented by American Depositary Shares evidenced by such Owner’s Receipts and (if the Owner wishes) to instruct such person as to the exercise of the voting rights pertaining to them, and (d) if the person nominated by the Depositary is to be appointed in that manner as proxy, a brief statement as to the manner in which the Owner may give voting instructions to the person nominated by the Depositary.
Upon the written request of an Owner of record on the Voting Record Date received on or before the date established by the Depositary for such purpose (the “Instruction Date”), the Depositary shall endeavor, insofar as practicable and permitted under applicable law, the provisions of the Company’s Articles of Association and the provisions of the Deposited Securities, to cause to be voted the Deposited Securities in accordance with the instructions set forth in such request.
Shares or other Deposited Securities represented by American Depositary Shares for which no specific voting instructions are received by the Depositary from the Owner shall not be voted by the Depositary or its nominee but may be directly voted by Owners in attendance at meetings of shareholders, subject to, and in accordance with, the provisions of Section 4.7 of the Deposit Agreement and the Company’s Articles of Association.
Notwithstanding anything in Section 4.7 or in Section 6.1 of the Deposit Agreement to the contrary, the Depositary and the Company may modify, amend or adopt additional voting procedures at any time or from time to time as they determine may be necessary or appropriate.

(c) Procedure for collecting and distributing dividends
Record Date
Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or whenever rights shall be issued with respect to the Deposited Securities, or whenever for any reason the Depositary causes a change in the number of Shares that are represented by each American Depositary Share, or whenever the Depositary shall receive notice of any meeting of holders of Shares or other Deposited Securities, the Depositary shall fix a record date, which shall be as close as practicable to the date corresponding to the record date fixed by the Company in respect of the Shares or other Deposited Securities, (a) for the determination of the Owners of Receipts who shall be (i) entitled to receive such dividend, distribution or rights or the net proceeds of the sale thereof or (ii) entitled to give instructions for the exercise of voting rights at any such meeting, or (b) on or after which each American Depositary Share will represent the changed number of Shares, subject to the provisions of the Deposit Agreement.
Procedure
Whenever the Depositary receives any cash dividend or other cash distribution on any Deposited Securities, the Depositary will, if at the time of receipt thereof any amounts received in a foreign currency can in the judgment of the Depositary be converted on a reasonable basis into United States dollars transferable to the United States, and subject to the Deposit Agreement, convert such dividend or distribution into dollars and, if applicable, will distribute the amount thus received (net of the fees of the Depositary as provided in Section 5.9 of the Deposit Agreement) to the Owners of Receipts entitled thereto, provided, however, that in the event that the Company or the Depositary is required to withhold and does withhold from any cash dividend or other cash distribution in respect of any Deposited Securities an amount on account of taxes or other governmental charges, the amount distributed to the Owners of the Receipts evidencing American Depositary Shares representing such Deposited Securities shall be reduced accordingly.
Subject to the provisions of Sections 4.11 and 5.9 of the Deposit Agreement, whenever the Depositary receives any distribution other than a distribution described in Sections 4.1, 4.3 or 4.4 of the Deposit Agreement, the Depositary will cause the securities or property received by it to be distributed to the Owners of Receipts entitled thereto, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution; provided, however, that if in the reasonable opinion of the Depositary such distribution cannot be made proportionately among the Owners of Receipts entitled thereto, or if for any other reason (including, but not limited to, any requirement that the Company or the Depositary withhold an amount on account of taxes or other governmental charges or that such securities must be registered under the Securities Act of 1933 in order to be distributed to Owners or Holders) the Depositary deems such distribution not to be feasible, the Depositary may, after notice to the Company, adopt such method as it may deem equitable and practicable for the purpose of effecting such distribution, including, but not limited to, the public or private sale of the securities or property thus received, or any part thereof, and the net proceeds of any such sale (net of the fees of the Depositary as provided in Section 5.9 of the Deposit Agreement) shall be distributed by the Depositary to the Owners of Receipts entitled thereto as in the case of a distribution received in cash pursuant to Section 4.1 of the Deposit Agreement.
If any distribution upon any Deposited Securities consists of a dividend in, or free distribution of, Shares, the Depositary may, and shall if the Company shall so request, distribute to the Owners of outstanding Receipts entitled thereto, additional Receipts evidencing an aggregate number of American Depositary Shares representing the amount of Shares received as such dividend or free distribution subject to the terms and conditions of the Deposit Agreement with respect to the deposit of Shares and the issuance of American Depositary Shares evidenced by Receipts, including the withholding of any tax or other governmental charge as provided in Section 4.11 of the Deposit Agreement and the payment of the fees of the Depositary as provided in Section 5.9 of the Deposit Agreement. In lieu of delivering Receipts for fractional American Depositary Shares in any such case, the Depositary will sell the amount of Shares represented by the aggregate of such fractions and distribute the net proceeds, all in the manner and subject to the conditions set forth in the Deposit Agreement. If additional Receipts are not so distributed, each American Depositary Share shall thenceforth also represent the additional Shares distributed upon the Deposited Securities represented thereby.
In the event that the Depositary determines that any distribution in property (including Shares and rights to subscribe therefor) is subject to any tax or other governmental charge which the Depositary is obligated to withhold, the Depositary may by public or private sale dispose of all or a portion of such property (including Shares and rights to subscribe therefor) in such amounts and in such manner as the Depositary deems necessary and practicable to pay any such taxes or charges, and the Depositary shall distribute the net proceeds of any such sale after deduction of such taxes or charges to the Owners of Receipts entitled thereto.
Foreign Currency

Whenever the Depositary or the Custodian shall receive foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the Depositary be converted on a reasonable basis into Dollars and the resulting Dollars transferred to the United States, the Depositary shall convert or cause to be converted, by sale or in any other manner that it may determine, such foreign currency into Dollars, and such Dollars shall be distributed to the Owners entitled thereto or, if the Depositary shall have distributed any warrants or other instruments which entitle the holders thereof to such Dollars, then to the holders of such warrants and/or instruments upon surrender thereof for cancellation in whole or in part depending on the terms of such warrants or other instruments. Such distribution may be made upon an averaged or other practicable basis without regard to any distinctions among Owners on account of exchange restrictions, the date of delivery of any Receipt or otherwise and shall be net of any expenses of conversion into Dollars incurred by the Depositary as provided in Section 5.9 of the Deposit Agreement.
If such conversion or distribution can be effected only with the approval or license of any government or agency thereof, the Depositary shall file such application for approval or license, if any, as it may deem desirable; provided, however, that the Company shall not be obligated to make any such filings.
If at any time the Depositary shall determine that in its judgment any foreign currency received by the Depositary or the Custodian is not convertible on a reasonable basis into Dollars transferable to the United States, or if any approval or license of any government or agency thereof which is required for such conversion is denied or in the reasonable opinion of the Depositary is not obtainable, or if any such approval or license is not obtained within a reasonable period as determined by the Depositary•, the Depositary, after consultation with the Company, may distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) received by the Depositary to, or in its discretion may hold such foreign currency uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled to receive the same.
If any such conversion of foreign currency, in whole or in part, cannot be effected for distribution to some of the Owners entitled thereto, the Depositary may in its discretion make such conversion and distribution in Dollars to the extent permissible to the Owners entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance uninvested and without liability for interest thereon for the respective accounts of, the Owners entitled thereto.

(d) Procedure for transmitting notices, reports and proxy soliciting material
See “—(b) Procedure for voting the deposited securities”.

(e) Sale or exercise of rights
Transfer
The transfer of this Receipt is registrable, without unreasonable delay, on the books of the Depositary at its Corporate Trust Office by the Owner hereof in person or by a duly authorized attorney, upon surrender of this Receipt properly endorsed for transfer or accompanied by proper instruments of transfer and funds sufficient to pay any applicable transfer taxes and the expenses of the Depositary and upon compliance with such regulations, if any, as the Depositary may establish for such purpose. This Receipt may be split into other such Receipts, or may be combined with other such Receipts into one Receipt, evidencing the same aggregate number of American Depositary Shares as the Receipt or Receipts surrendered. As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, or surrender of any Receipt or withdrawal of any Deposited Securities, the Depositary, the Custodian or Registrar may require payment from the presentor of the Receipt of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to Shares being deposited or withdrawn) and payment of any applicable fees as provided in this Receipt, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement or this Receipt.
The delivery of Receipts against deposits of Shares generally or against deposits of particular Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary, the Company or the Foreign Registrar are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement or this Receipt, or for any other reason, subject to Article (22) hereof. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares.
Rights

In the event that the Company shall offer or cause to be offered to the holders of any Deposited Securities any rights to subscribe for additional Shares or any rights of any other nature, the Depositary, after consultation with the Company, shall have discretion as to the procedure to be followed in making such rights available to any Owners or in disposing of such rights on behalf of any Owners and making the net proceeds available in Dollars to such Owners or, if by the terms of such rights offering or, for any other reason, the Depositary may not either make such rights available to any Owners or dispose of such rights and make the net proceeds available to such Owners, then the Depositary shall allow the rights to lapse. If at the time of the offering of any rights the Depositary determines in its discretion, after consultation with the Company, that it is lawful and feasible to make such rights available to all Owners or to certain Owners but not to other Owners, the Depositary may distribute, to any Owner to whom it determines the distribution to be lawful and feasible, in proportion to the number of American Depositary Shares held by such Owner, warrants or other instruments therefor in such form as it, after consultation with the Company, deems appropriate. The Depositary shall not be responsible for any failure to determine that it may be lawful or feasible to make such rights available to Owners in general or any Owner in particular.
In circumstances in which rights would otherwise not be distributed, if an Owner of Receipts requests the distribution of warrants or other instruments in order to exercise the rights allocable to the American Depositary Shares of such Owner hereunder, the Depositary will make such rights available to such Owner upon written notice from the Company to the Depositary that (a) the Company has elected in its sole discretion to permit such rights to be exercised and (b) such Owner has executed such documents as the Company has determined in its sole discretion are reasonably required under applicable law.
If the Depositary has distributed warrants or other instruments for rights to all or certain Owners, then upon instruction from such an Owner pursuant to such warrants or other instruments to the Depositary from such Owner to exercise such rights, upon payment by such Owner to the Depositary for the account of such Owner of an amount equal to the purchase price of the Shares to be received upon the exercise of the rights, and upon payment of the fees of the Depositary and any other charges as set forth in such warrants or other instruments, the Depositary shall, on behalf of such Owner, exercise the rights and purchase the Shares, and the Company shall cause the Shares so purchased to be delivered to the Depositary on behalf of such Owner. As agent for such Owner, the Depositary will cause the Shares so purchased to be deposited pursuant to Section 2.2 of the Deposit Agreement, and shall, pursuant to Section 2.3 of the Deposit Agreement, execute and deliver Receipts to such Owner. In the case of a distribution pursuant to the second paragraph of this Article, such Receipts shall be legended in accordance with applicable U.S. laws, and shall be subject to the appropriate restrictions on sale, deposit, cancellation, and transfer under such laws.
If the Depositary determines in its discretion, after consultation with the Company, that it is not lawful and feasible to make such rights available to all or certain Owners, it may sell the rights. warrants or other instruments in proportion to the number of American Depositary Shares held by the Owners to whom it has determined it may not lawfully or feasibly make such rights available, and allocate the net proceeds of such sales (net of the fees of the Depositary as provided in Section 5.9 of the Deposit Agreement and all taxes and governmental charges payable in connection with such rights and subject to the terms and conditions of this Deposit Agreement) for the account of such Owners otherwise entitled to such rights, warrants or other instruments, upon an averaged or other practical basis without regard to any distinctions among such Owners because of exchange restrictions or the date of delivery of any Receipt or otherwise.
The Depositary will not offer rights to Owners unless both the rights and the securities to which such rights relate are either exempt from registration under the Securities Act of 1933 with respect to a distribution to Owners or are registered under the provisions of such Act. Nothing in the Deposit Agreement shall create, or be construed to create, any obligation on the part of the Company to file a registration statement with respect to such rights or underlying securities or to endeavor to have a registration statement declared effective. If an Owner of Receipts requests distribution of warrants or other instruments, notwithstanding that there has been no such registration under such Act, the Depositary shall not effect such distribution unless it has received an opinion from recognized counsel in the United States for the Company upon which the Depositary may rely that such distribution to such Owner is exempt from such registration.

(f) Deposit or sale of securities resulting from dividends, splits or plans of reorganization
In circumstances where the provisions of Section 4.3 of the Deposit Agreement do not apply, upon any change in nominal value, change in par value, split-up, consolidation, or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger or consolidation, or sale of assets affecting the Company or to which it is a party, any securities which shall be received by the Depositary or a Custodian in exchange for or in conversion of or in respect of Deposited Securities shall be treated as new Deposited Securities under the Deposit Agreement, and American Depositary Shares shall thenceforth represent, in addition to the existing Deposited Securities, the new Deposited Securities so received in exchange or conversion, unless additional Receipts are delivered pursuant to the following sentence. In any such case the Depositary may, and shall if the Company shall so request, execute and deliver additional Receipts as in the case of a dividend on the Shares, or call for the surrender of outstanding Receipts to be exchanged for new Receipts specifically describing such new Deposited Securities.

(g) Amendment, extension or termination of the deposit arrangements
Amendment
The form of the Receipts and any provisions of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary without the consent of Owners or Holders of Receipts in any respect which they may deem necessary or desirable. Any amendment which shall impose or increase any fees or charges (other than taxes and other governmental charges, registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or which shall otherwise prejudice any substantial existing right of Owners (other than the modification of voting procedures as provided in paragraph 16 hereof) of Receipts, shall, however, not become effective as to outstanding Receipts until the expiration of thirty days after notice of such amendment shall have been given to the Owners of outstanding Receipts. Every Owner of a Receipt at the time any amendment so becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. In no event shall any amendment impair the right of the Owner of any Receipt to surrender such Receipt and receive therefor the Deposited Securities represented thereby except in order to comply with mandatory provisions of applicable law.
Termination
The Depositary shall at any time at the direction of the Company terminate the Deposit Agreement by mailing notice of such termination to the Owners of all Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Depositary may likewise terminate the Deposit Agreement by mailing notice of such termination to the Company and the Owners of all Receipts then outstanding if at any time 30 days shall have expired after the Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement. On and after the date of termination, the Owner of a Receipt, will upon (a) surrender of such Receipt at the Corporate Trust Office of the Depositary, (b) payment of the fee of the Depositary for the surrender o€ Receipts referred to in Section 2.5 of the Deposit Agreement, and (c) payment of any applicable taxes or governmental charges, will be entitled to delivery, to him or upon his order, of the amount of Deposited Securities represented by the American Depositary Shares evidenced by such Receipt. If any Receipts shall remain outstanding after the date of termination, the Depositary thereafter shall discontinue the registration of transfers of Receipts, shall suspend the distribution of dividends to the Owners thereof, and shall not give any further notices or perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, shall sell rights as provided in the Deposit Agreement, and shall continue to deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for Receipts surrendered to the Depositary (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). At any time after the expiration of one year from the date of termination, the Depositary may sell the Deposited Securities then held under the Deposit Agreement and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it thereunder, unsegregated and without liability for interest, for the pro rata benefit of the Owners of Receipts which have not theretofore been surrendered, such Owners thereupon becoming general creditors of the Depositary with respect to such net proceeds. After making such sale, the Depositary shall be discharged from all obligations under the Deposit Agreement, except to account for such net proceeds and other cash (after deducting, in each case, the fee of the Depositary for the surrender of a Receipt, any expenses for the account of the Owner of such Receipt in accordance with the terms and conditions of the Deposit Agreement, and any applicable taxes or governmental charges). Upon the termination of the Deposit Agreement, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary with respect to indemnification, charges, and expenses.

(h) Rights that holders of American depositary receipts have to inspect the books of the depositary and the list of receipt holders
The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and, accordingly, files reports with the Commission. Those reports will be available for inspection and copying through the Commission’s EDGAR system on the Internet at www.sec.gov or at public reference facilities maintained by the Commission located at 100 F Street, N.E., Washington, D.C. 20549.
The Depositary will make available for inspection by Owners of Receipts at its Corporate Trust Office any reports and communications, including any proxy soliciting material, received from the Company which are both (a) received by the Depositary as the holder of the Deposited Securities and (b) made generally available to the holders of such Deposited Securities by the Company. The Depositary will also, upon written request, send to Owners of Receipts copies of such reports when furnished by the Company pursuant to the Deposit Agreement.

The Depositary will keep books for the registration of Receipts and transfers of Receipts which at all reasonable times shall be open for inspection by the Owners of Receipts provided that such inspection shall not be for the purpose of communicating with Owners of Receipts in the interest of a business or object other than the business of the Company or a matter related to the Deposit Agreement or the Receipts.

(i) Any restrictions on the right to transfer or withdraw the underlying securities
Outstanding tax or other governmental charges
If any tax or other governmental charge shall become payable with respect to any Receipt or any Deposited Securities represented hereby, such tax or other governmental charge shall be payable by the Owner or Holder hereof to the Depositary. The Depositary may refuse to effect any transfer of this Receipt or any withdrawal of Deposited Securities represented by American Depositary Shares evidenced by such Receipt until such payment is made, and may withhold any dividends or other distributions, or may sell for the account of the Owner or Holder hereof any part or all of the Deposited Securities represented by the American Depositary Shares evidenced by this Receipt, and may apply such dividends or other distributions or the proceeds of any such sale in payment of such tax or other governmental charge and the Owner or Holder hereof shall remain liable for any deficiency.
Other circumstances
The delivery of Receipts against deposits of Shares generally or against deposits of particular Shares may be suspended, or the transfer of Receipts in particular instances may be refused, or the registration of transfer of outstanding Receipts generally may be suspended, during any period when the transfer books of the Depositary, the Company or the Foreign Registrar are closed, or if any such action is deemed necessary or advisable by the Depositary or the Company at any time or from time to time because of any requirement of law or of any government or governmental body or commission, or under any provision of the Deposit Agreement or this Receipt, or for any other reason, subject to Article (22) hereof. Without limitation of the foregoing, the Depositary shall not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the provisions of the Securities Act of 1933, unless a registration statement is in effect as to such Shares.

(j) Any limitation on the depositary’s liability
Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates shall incur any liability to any Owner or Beneficial Owner of any Receipt, if by reason of any provision of any present or future law of the United States or any other country, or of any other governmental or regulatory authority, or by reason of any provision, present or future, of the Memorandum and Articles of Association of the Company, or by reason of any act of God or war or terrorism or other circumstances beyond its control, the Depositary or the Company or any of their respective directors, employees, agents or affiliates shall be prevented or forbidden from or be subject to any civil or criminal penalty on account of doing or performing any act or thing which by the terms of the Deposit Agreement it is provided shall be done or performed; nor shall the Depositary, the Company or any of their respective directors, employees, agents or affiliates incur any liability to any Owner or Beneficial Owner of a Receipt by reason of any non-performance or delay, caused as aforesaid, in the performance of any act or thing which by the terms of the Deposit Agreement it is provided shall or may be done or performed, or by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement. Where, by the terms of a distribution pursuant to Sections 4.1, 4.2, or 4.3 of the Deposit Agreement, or an offering or distribution pursuant to Section 4.4 of the Deposit Agreement, such distribution or offering may not be made available to Owners of Receipts, and the Depositary may not dispose of such distribution or offering on behalf of such Owners and make the net proceeds available to such Owners, then the Depositary shall not make such distribution or offering, and shall allow any rights, if applicable, to lapse. Neither the Company nor the Depositary, nor any of their respective directors, employees, agents or affiliates assume any obligation nor shall any of them be subject to any liability under the Deposit Agreement to Owners or Beneficial Owners of Receipts, except that they agree to perform their obligations specifically set forth in the Deposit Agreement without negligence or bad faith. The Depositary shall not be subject to any liability with respect to the validity or worth of the Deposited Securities. Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates shall be under any obligation to appear in, prosecute or defend any action, suit, or other proceeding in respect of any Deposited Securities or in respect of the Receipts, which in their respective reasonable opinions may involve them in expense or liability, unless indemnity satisfactory to it against all expense and liability shall be furnished as often as may be required, and the Custodian shall not be under any obligation whatsoever with respect to such proceedings, the responsibility of the Custodian being solely to the Depositary. Neither the Depositary nor the Company nor any of their respective directors, employees, agents or affiliates shall be liable for any action or nonaction by any of them in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Owner or Beneficial Owner of a Receipt, or any other person believed by any of them in good faith to be competent to give such advice or information. Each of the Depositary, the Company and their respective directors, employees, agents and affiliates may rely and shall be protected in acting upon any written notice, request or direction or other document believed by such person to be genuine and to have been signed or presented by the proper party or parties. The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with a matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary. The Depositary shall not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any such vote is cast or the effect of any such vote, provided that any such action or nonaction is in good faith. The Company agrees to indemnify the Depositary, its directors, employees, agents and affiliates and any Custodian against, and hold each of them harmless from, any liability or expense (including, but not limited to, the reasonable fees and expenses of counsel) which may arise out of acts performed or omitted, in accordance with the provisions of the Deposit Agreement and of the Receipts, as the same may be amended, modified, or supplemented from time to time, (i) by either the Depositary or a Custodian or their respective directors, employees, agents and affiliates, except for any liability or expense arising out of the negligence or bad faith of either of them, or (ii) by the Company or any of its directors, employees, agents and affiliates. No disclaimer of liability under the Securities Act of 1933 is intended by any provision of the Deposit Agreement.